EXHIBIT 10.2

PROMISSORY NOTE

Dated:  December 29, 2009 Amount:  $3,000,000.00

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, the undersigned Champion Industries, Inc., a West Virginia corporation (the “Maker”) promises to pay to the order of Marshall T. Reynolds (hereinafter referred to as the “Holder”) Three Million Dollars ($3,000,000.00) with interest on the principal amount thereof outstanding from time to time from the date hereof until paid in full, at an interest rate which is subject to change from time to time based on changes in an independent index which is the highest Prime Rate most recently published in “The Wall Street Journal’s money rates column” as the base rate on corporate loans at large U.S. money center commercial banks (the “Index”).  If the Index becomes unavailable during the term of this loan, the Holder may designate a substitute index after notifying Maker.  The interest rate change will not occur more often than each day.  Any change in the Prime Rate shall be effective as of the day on which the change is announced to become effective. Principal and accrued interest are due and payable in one payment on September 14, 2014, at which time the entire unpaid principal balance and accrued interest thereon shall be due and payable in full, at 2450 First Avenue, Huntington, West Virginia 25704, or at such other location as may be subsequently designated by the Holder hereof.  Said payments shall be applied first to the payment of interest on the unpaid balance and second to the payment of principal.  Interest shall be calculated on a 365-day basis and is based on the actual number of days that elapse during the lending period.

1.           This note is unsecured.

2.           The undersigned may prepay the whole or any part hereof at any time or times without penalty.

3.           No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

4.           The undersigned jointly and severally waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note; and assents to any extension or postponement of the time of payment or any other indulgence, and/or to the addition or release of any property and/or any other party or person primarily or secondarily liable.

5.           In case any one or more of the provisions contained in this Note, or any of the documents or agreements contemplated hereby, should be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

6.           In the event that all or any part of any payments made to the holder shall be rescinded, avoided or recovered from the holder for any reason whatsoever, including, but not limited to, proceedings in connection with the insolvency or bankruptcy of the Maker or the paying party, the amount of such rescind, avoided or recovered payment shall be added to the Note balance and all representations, warranties and covenants of the Maker shall remain in full force and effect and the Maker shall remain liable to the holder for the amount of such rescinded, avoided or recovered payments in accordance with this Note.

7.           The indebtedness evidenced by this Note is subordinate to any and all indebtedness, obligations and liabilities of the Maker hereof to the Lenders party to that Credit Agreement with Champion Industries, Inc. dated as of September 14, 2007, as the same may be amended, modified, restated or supplemented from time to time, in the manner to the extent set forth in that certain Subordination Agreement for the benefit of said Lenders dated as of December 29, 2009, which reference is hereby made for a more full statement thereof.

8.           This Note shall be governed by and construed in accordance with laws of the State of West Virginia in all respects.

9.           Any action or proceeding to enforce or defend any rights under this Note or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to or connected with the loan contemplated by this Note or the negotiation, administration or enforcement thereof; or arising from the debtor/creditor relationship of the Maker and the Holder shall be brought only in the Circuit Court of Cabell County, West Virginia or the United States District Court for the Southern District of West Virginia.  The Maker agrees that any proceeding instituted in either of such courts shall be of proper venue, and waives any right to challenge the venue of such courts or to seek the transfer or relocation of any such proceeding for any reasons.  The Maker further agrees that such courts shall have personal jurisdiction over the Maker and that any and all pleadings, summons, motions and other process in such proceeding shall be fully and effectively served when transmitted by United States Mail (registered or certified), postage and registry fees prepaid.  Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

10.           The undersigned will pay on demand all costs of collection and reasonable attorney fees incurred or paid by Holder in enforcing this Note when the same has become due.

CHAMPION INDUSTRIES, INC., a West Virginia corporation

By:	/s/ Todd R. Fry
Todd R. Fry
Its:	Senior Vice President and Chief Financial Officer